Exhibit 10.1

ViroPharma Cash Bonus Plan

The ViroPharma Incorporated Cash Bonus Plan applies to each of our employees, including the members of our management team. Each employee receives a target bonus, expressed as a percentage of his or her base salary for the year. The amount of a specific employee’s target bonus varies by the employee’s role in the Company and his or her applicable pay band, as identified in the table below:

Exempt Positions

Position	Pay Band(s)	Target	Maximum
CEO	17	50%	62.5%
Management Team	16B	50%	62.5%
Management Team	16A	40%	50%
Director	15B	30%	37.5%
Director	15A	20%	25%
Manager	14	20%	25%
Manager	13B	20%	25%
Manager	13A	15%	18.75%
Senior Professional	12	15%	18.75%
Senior Professional	11B	15%	18.75%
Senior Professional	11A	12%	15%
Mid-level Professional	10	12%	15%
Professional	9	12%	15%
Entry Level	7-8	10%	12.5%

Non-Exempt Positions

Senior Non-Exempt	6	10%	12.5%
Non-Exempt	5	10%	12.5%
Non-Exempt	2-4	8%	10%
Non-Exempt	1	6%	7.5%

For employees with less than one year of service, the bonus will be pro-rated based on the actual base pay earnings during the bonus year. Overtime earnings are not eligible to be included in bonus calculations.

Awards pursuant to the plan are based upon two factors: Company and Individual. The Company factor represents the degree to which we achieved our overall corporate goals in a given year. Each employee also is given an Individual factor by his or her supervisor to reflect the employee’s performance against his or her individual goals for the year. Each factor can be assigned a value of up to 125% for maximum performance. Thus, depending on the performance of the Company and the individual employee, an employee may receive up to 125% of his or her target bonus.

Each of the Company and Individual factors is itself separately weighted for each employee. The weighting assigned to each factor varies by employee depending on the role he or she plays with the Company and his or her applicable pay band. For example, for the members of the company’s management team, the Company factor is weighted significantly higher than the Individual factor in order to ensure that the bonus system for the company’s management team is closely tied to the company’s performance.

The weighting of the factors is as follows:

Exempt Positions	Company Factor	Individual Factor
Pay Bands 16A, 16B, 17	70%	30%
Pay Bands 15A, 15B	60%	40%
All others	50%	50%

For any bonus funds to be made available, we must achieve 75% or more of our Company goals for the year, and the individual employee must also achieve at least 75% of his or her individual goals for the year, in each case after giving effect to the weighting described above. This threshold does not apply with respect to the guaranteed portion of the bonus described below.

To determine the actual bonus paid, an employee’s target payout percentage is multiplied by the sum of the Company factor plus the Individual factor as each is weighted for such employee. The result of that calculation is then multiplied by the employee’s target bonus. Notwithstanding the foregoing, in order to promote employee retention during the critical period following the Company’s January 2004 restructuring, for each employee that was employed at the time of our January 2004 restructuring or is hired through October 2004, 50% of the target bonus for each of 2004 and 2005 is guaranteed, up to a maximum guarantee of $50,000. The guaranteed portion of the bonus does not apply to the Company’s Chief Executive Officer, and is available to every other eligible employee only if he or she is employed at the time that the applicable bonus is paid.

Bonuses, if any, are paid during the first quarter of the year immediately following the year being measured.